Pricing Supplement No.139 Dated March 13, 1996, to Prospectus Dated November 9, 1994 as Supplemented by Prospectus Supplement Dated
March 22, 1995

ASSOCIATES CORPORATION OF NORTH AMERICA
MEDIUM TERM SENIOR NOTES, SERIES H

$15,000,000 principal amount of the Series H Notes, bearing interest at 6.78% per annum and maturing on March 18, 2003, are offered by the Company through UBS Securities LLC, which, as agent for the Company, has agreed to use its best efforts to solicit purchasers of the Notes.

The Notes to which this Pricing Supplement relates will be Fixed Rate Notes and will be initially issued as Book Entry Notes for settlement on March 18, 1996.

Prior to this Pricing Supplement, $ 1,120,570,000 aggregate principal amount of the Series H Notes offered pursuant to the Prospectus Supplement dated March 22, 1995 to the Prospectus dated November 9, 1994 has been sold at the interest rates then in effect. On November 16, 1995 the Company reduced the amount of the aggregate principal amount of the Series H Notes available for sale under the Prospectus and the Prospectus Supplement referred to above by $100,000,000 from $1,500,000,000 to $1,400,000,000.

Recent Financial Information

The following summary of certain consolidated financial information of the Company has been derived principally from information and financial statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1994 and its Current Report on Form 8-K dated February 14, 1996 (in millions):

                                         Year Ended
                                      or at December 31
                                     1994           1995


Revenue                            $ 4,387.9     $ 5,384.4
Earnings Before Provision for
 Income Taxes                      $   972.6     $ 1,121.4
Net Earnings                       $   603.5     $   708.1
Finance Receivables (net of
unearned finance income and
allowance for losses)              $30,043.3     $35,259.1
Stockholders' Equity               $ 3,786.1     $ 4,444.0
---------------------------

                       Recent Developments

On February 9, 1996, the Company's immediate parent corporation, Associates
First Capital Corporation ("AFCC"), announced that a registration statement had been filed with the Securities and Exchange Commission for a potential initial public offering of up to a 19.8% interest in AFCC's common stock.

